Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of Advanced Cell Technology, Inc. and subsidiary of our report dated July 2, 2009, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Advanced Cell Technology, Inc. and subsidiary for the year ended December 31, 2008.  Our report dated July 2, 2009 related to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Advanced Cell Technology, Inc. and subsidiary’s ability to continue as a going concern.  We were not engaged to examine management's assessment of the effectiveness of Advanced Cell Technology, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2008, and, accordingly, we did not express an opinion thereon.

SingerLewak LLP
Los Angeles, CA
October 8, 2009